Exhibit 10.17

Dr. Oxana Beskrovnaya	December 12, 2019

Dear Oxana:

On behalf of Dyne Therapeutics, Inc. (the “Company”), I am pleased to offer you employment in the position of Senior Vice President, Head of Research. This letter summarizes the initial terms of your employment with the Company.

1. Position. You will be employed by the Company on a full-time basis, reporting to the Company’s Chief Scientific Officer. You will work out of the Company’s office in Waltham, Massachusetts or at such other office as the Company may designate. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company.

2. Start Date. Your employment will begin on January 27, 2020 (the “Start Date”).

3. Salary. During your employment the Company will pay you a salary at the rate of $300,000 per year, payable in accordance with the regular payroll practices of the Company and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

4. Annual Bonus. Following the end of each fiscal year and provided you remain employed by the Company on the last day of such fiscal year, you will be eligible to receive an annual incentive bonus of up to thirty percent (30%) of your cumulative regular earnings during that fiscal year. The actual bonus awarded for a fiscal year will be based on your performance and the Company’s performance that year against criteria to be established by the Company, both as determined by the Company in its sole discretion.

5. Signing Bonus. In addition, upon the commencement of your employment with the Company, you shall become entitled to receive a bonus of $35,000, which will be paid in your first regular paycheck. In connection with this bonus, you agree that if your employment terminates other than as a result of an Involuntary Termination prior to the date that is twelve months after your Start Date, you shall pay to the Company within fifteen days of such termination, the total gross dollar amount of such bonus paid to you by the Company.

For purposes of this letter, “Involuntary Termination” means either, (i) your Termination Without Cause or (ii) your Resignation for Good Reason.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company or any successor without Cause provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

“Separation” means a “separation from service” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

“Cause” means (i) your material breach of the Restrictive Covenant Agreements (defined below), (ii) your conviction of your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (iii) your gross negligence or willful misconduct in the performance of your duties, (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv) or (v) hereof unless you have first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds and you have failed to cure such grounds within a period of thirty (30) days from the date of such notice.

“Resignation for Good Reason” means a Separation as a result of your resignation after one of the following conditions has come into existence without your written consent; (i) a material reduction in your base salary (unless such reduction is part of a broad-based salary reduction applicable to the Company’s senior management), (ii) any material adverse change in your title, authority, duties, responsibilities or reporting requirements under this offer letter, (iii) the failure of any successor-interest to assume all of the obligations of the Company under this offer letter, or (iv) a relocation of your principal workplace by more than forty (40) miles. Notwithstanding the foregoing, a Resignation for Good Reason will not be deemed to have occurred unless (x) you give the Company written notice of the condition within ninety (90) days after the condition has come into existence, (y) the Company fails to remedy the condition with thirty (30) days after receiving your written notice (the “Cure Period”) and (z) you resign within thirty (30) days after the expiration of the Cure Period.

6. Equity. Subject to the approval of the Board of Directors of the Company, and in consideration of your agreement in Section 8 to adhere to the non-competition provisions set forth in the Non-Competition Agreement (as defined below), the Company may grant to you an option (the “Option”) for the purchase of an aggregate of 326,470 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to the terms of the Company’s 2018 Stock Incentive Plan (the “Plan”) and other provisions set forth in a separate option agreement.

7. Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. The Company does not offer a specific number of vacation days. Instead, the Company has an open policy of taking days off based on an employee’s reasonable discretion and prior approval from the employee’s manager. These benefits may be modified by the Company from time to time in its sole discretion.

8. Representation Regarding Other Obligations. You will be required to sign, as a condition of your employment, a Non-Competition and Non-Solicitation Agreement (the “Non-competition Agreement”) and an Invention and Non-Disclosure Agreement (collectively, with the

Non-Competition Agreement, the “Restrictive Covenant Agreements”), copies of which are enclosed. You acknowledge that the Company’s agreement to grant you the equity grant provided in Section 5 is contingent upon your agreement to adhere to the non-competition provisions set forth in the Non-Competition Agreement, and that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with the non-competition obligations. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You further represent that you have not used and will not use or disclose or induce the Company to use, any trade secret or other proprietary information or material of any previous employer or any other party.

9. Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, that you are solely responsible for individual tax liabilities arising from your compensation and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

10. Eligibility to Work. Your employment with the Company is conditioned on your eligibility to work in the United States and your providing to the Company satisfactory proof of identification and of authorization to work in the United States, in accordance with the Immigration and Control Act of 1986 within three days of your start date. Furthermore, you may need a work visa in order to be eligible to work in the United States. If that is the case, your employment will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company and maintaining such visa throughout your tenure with the Company, as it is Company policy to comply with all immigration laws and regulations.

11. Interpretation, Amendment and Enforcement. This letter and the Restrictive Covenant Agreements constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12. Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause or notice. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will as defined by applicable law. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

13. Contingency. This offer is subject to satisfactory background and reference checks, including our receiving at least two satisfactory professional references in addition to completing a Company presentation during the week of December 16, 2019.

We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment on the terms set forth herein, and by delivering signed copies of the Restrictive Covenant Agreements. If you do not accept this offer within one week, this offer will be deemed revoked.

Very Truly Yours,

DYNE THERAPEUTICS, INC.

By:	/s/ Joshua Brumm
Name:	Joshua Brumm
Title:	Chief Executive Officer

I have read and accept this at-will employment offer on the terms set forth herein:

/s/ Oxana Beskrovnaya	12/16/2019
Signature	Date